Exhibit 99.2

LYDALL ANNOUNCES FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2004 FINANCIAL RESULTS

MANCHESTER, CT – March 1, 2005 — LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2004.

For the Fourth Quarter Ended December 31, 2004

For the fourth quarter ended December 31, 2004, Lydall had a net loss of $1.2 million, or $.08 per diluted share, compared with net income of $0.4 million, or $.02 per diluted share, for the same quarter in 2003. The 2003 performance has been restated to reflect the Company’s change in accounting method from the “last in, first out” method to the “first in, first out” method for valuing certain inventories effective January 1, 2004. The net loss for the fourth quarter of 2004 included:

1)	pretax charges of $0.9 million for restructuring costs related to the closure of the Columbus operation;

2)	pretax charges of $1.3 million related to Sarbanes-Oxley Section 404 compliance costs;

3)	pretax charges of $0.5 million related to Charter Medical’s recently announced product recall of certain blood transfer and storage products; and

4)	operating losses of $0.3 million related to the start up of the St. Nazaire facility in France.

Net income for the fourth quarter of 2003 included pretax charges of $0.9 million representing costs related to the streamlining of Lydall’s organizational structure and costs associated with the closure of the Columbus operation.

Foreign currency translation had a minimal favorable impact on the results for the quarter compared with the fourth quarter of 2003.

Net sales for the fourth quarter increased by 19.8 percent to $75.6 million compared with $63.1 million for the same period of 2003. Filtration/Separation Segment net sales were up 10.1 percent, Thermal/Acoustical Segment net sales were up 27.8 percent, and Other Products and Services net sales increased by 5.4 percent in the fourth quarter of 2004 compared with the fourth quarter of last year. In total, excluding the favorable impact of foreign currency translation, net sales for the fourth quarter of 2004 were approximately 16.8 percent higher than the comparable quarter of 2003.

For the quarter, gross margin on net sales was 17.2 percent compared with 20.5 percent for the fourth quarter of 2003. The lower gross margin percentage for the quarter was primarily related to: costs to close the Columbus operation, the start up gross margin performance of the new automotive facility in France, production inefficiencies at the domestic and European automotive facilities and the Charter Medical product recall. The performance of the air filtration and Industrial Thermal businesses in the quarter had a positive impact on margins.

Selling, product development and administrative expenses were $14.6 million for the quarter compared with $12.5 million in 2003. The majority of the increase in selling, product development and administrative expenses was related to consulting and audit fees associated with Sarbanes-Oxley Section 404 compliance.

Net cash provided by operating activities was $1.7 million for the fourth quarter of 2004 compared with $6.7 million for the fourth quarter of 2003.

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For the Year Ended December 31, 2004

For the year ended December 31, 2004, Lydall had a net loss of $0.5 million, or $.03 per diluted share, compared with net income of $7.7 million, or $.47 per diluted share, for the year ended December 31, 2003. The favorable impact of foreign currency translation reduced the pretax loss by approximately $0.5 million for 2004. Net income for 2003 included a loss from discontinued operations of approximately $0.8 million, or $.05 per diluted share. The net loss for the year ended December 31, 2004 included:

1)	pretax charges of $5.1 million for restructuring costs related to the closure of the Columbus operation;

2)	pretax charges of $3.9 million related to Sarbanes-Oxley Section 404 compliance costs;

3)	operating losses of $2.3 million related to the start up of the St. Nazaire facility in France;

4)	pretax charges totaling $1.9 million for legal fees associated with the previously disclosed litigation against a former employee and the investigation of allegations made by this former employee;

5)	pretax charges of $0.5 million related to the Charter Medical product recall of certain blood transfer and storage products; and

6)	pretax charges of $0.5 million related to a reserve recorded for the remaining balance of the note receivable associated with the sale of certain assets of the fiberboard operation in 2001.

Net sales for the year increased by 7.8 percent to $292.4 million compared with $271.4 million in 2003. Excluding the favorable impact of foreign currency translation, net sales increased by 4.9 percent.

For the year, gross margin was 19.7 percent compared with 23.7 percent for 2003. The following factors contributed to lower margins in 2004 compared with 2003: negative impact of restructuring costs, start up gross margin performance of the new facility in France, and production inefficiencies of domestic and German automotive operations, as well as the product recall at the Vital Fluids business. The improvement in gross margin of the air and liquid filtration and Industrial Thermal businesses partially offset the negative impacts above.

Selling, product development and administrative expenses were $57.2 million, or 19.6 percent of net sales, for 2004 compared with $50.5 million, or 18.6 percent of net sales, in 2003. The majority of the increase was related to Sarbanes-Oxley compliance costs and higher legal expenses.

Net cash provided by operating activities was $18.1 million in 2004 compared with $21.3 million in 2003. Working capital at December 31, 2004 was $54.2 million compared with $55.1 million at the end of 2003. Capital expenditures totaled $24.7 million for the year compared with $15.9 million for 2003. The increase in capital spending was primarily related to the investments made in conjunction with the opening of the facility in St. Nazaire, France as part of the automotive expansion in Europe.

Segment Information

Thermal/Acoustical – For the quarter, segment net sales were $48.6 million, an increase of $10.6 million from $38.0 million recorded for the fourth quarter of 2003. For the year, segment net sales increased by $14.9 million, or 8.9 percent, to $183.4 million compared with $168.4 million in 2003. Excluding the favorable foreign currency translation effects, segment net sales increased by 24.1 percent for the quarter and increased by 5.7 percent for the year. Automotive sales, which represented approximately 76 percent of segment net sales for the year, increased by 6.4 percent compared with 2003. The active thermal business posted a record year, benefiting from strong sales to the semiconductor market. Growth also occurred in the passive thermal business with cryo-materials used to insulate cryogenic tanks that transport and store liquid gases showing continued strength, particularly in China. Sales to the appliance market also increased year over year.

Operating income for the Thermal/Acoustical Segment was $0.9 million for the fourth quarter of 2004 compared with $2.5 million for the fourth quarter of 2003. For the year, operating income was $7.3 million compared with $19.7 million for 2003. Increases in operating income by the active thermal business for the quarter and the year were more than offset by lower operating income of the automotive operations for both periods related to domestic restructuring costs, production inefficiencies and the start-up performance of the St. Nazaire facility.

Filtration/Separation – For the quarter, segment net sales were $19.9 million, an increase of $1.8 million from $18.1 million recorded for the fourth quarter of 2003. For the year, segment net sales increased by $6.3 million to $81.2 million compared with $74.9 million in 2003. Excluding the favorable foreign currency translation effects, segment net sales increased by 7.4 percent for the quarter and by 5.4 percent for the year. Air filtration sales were strong, particularly in the Asian market, throughout the year. Liquid filtration sales also grew compared with 2003. Vital Fluids sales declined due to lower bioprocessing and OEM product sales.

Operating income of the Filtration/Separation Segment was $1.4 million for the fourth quarter of 2004 compared with $1.3 million for the same quarter 2003. For the year, operating income was $11.0 million compared with $8.8 million in 2003. The air and liquid filtration businesses improved profitability through higher volume, cost reductions, and better absorption of overhead. These increases were partially offset by lower performance from the Vital Fluids business primarily related to the product recall and production inefficiencies during the year.

Other Products and Services – For the quarter, segment net sales were $7.7 million compared with $7.3 million in 2003. Segment net sales for 2004 were $29.9 million compared with $29.8 million in 2003. Increased sales of specialty products and from the warehousing business during the year were countered by lower sales from the trucking business.

Operating income of the Other Products and Services Segment for the fourth quarter was $0.7 million compared with $0.3 million for the same quarter of 2003. For the year, operating income was $2.5 million compared with $2.0 million in 2003.

Comments from David Freeman, President and Chief Executive Officer

David Freeman, President and Chief Executive Officer, commented, “During 2004 we had many accomplishments and faced numerous challenges. Our filtration, Industrial Thermal, and transport businesses posted excellent profit growth. However, the cost and diversion of restructuring our domestic automotive manufacturing operations and our expansion efforts in Europe, which are now substantially complete, overshadowed these successes. We also experienced difficulties in our Vital Fluids business, which hurt margins in 2004.

Mr. Freeman continued, “We look forward to the filtration, Industrial Thermal, and transport businesses building on the solid foundation that was established in 2004. We also anticipate improved performance in the year ahead from our domestic and European automotive business as a result of our actions in 2004. As for the Vital Fluids business, significant improvement must be achieved in 2005. We are taking actions to correct the operating problems that have recently affected this business. We believe the bioprocessing market offers solid growth opportunities and we are structuring ourselves to further penetrate this market.

“We believe that we have positioned our businesses well for the future. Our Lean Enterprise initiatives along with focused management in 2005 will play critical roles in realizing our opportunities.”

Conference Call

Lydall will host a conference call today at 2:00 p.m. EST to discuss its fourth quarter and year-end December 31, 2004 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 822-4794 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and numerous sales offices in Europe and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2003 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future

Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for 47 percent of Lydall’s 2004 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

Lydall News Release	March 1, 2005

Summary of Operations

In thousands except per share data

	Quarter Ended December 31,		Year Ended December 31,
	2004	Restated 2003	2004	Restated 2003
	(Unaudited)	(Unaudited)
Net sales	$75,623	$63,111	$292,437	$271,385
Cost of sales	62,580	50,178	234,907	207,003

Gross margin	13,043	12,933	57,530	64,382
Selling, product development and administrative expenses	14,577	12,503	57,205	50,533

Operating (loss) income	(1,534)	430	325	13,849
Interest expense	317	226	1,200	974
Other (income) expense, net	(178)	(103)	(120)	(123)

(Loss) Income from continuing operations before income taxes	(1,673)	307	(755)	12,998
Income tax (benefit) expense	(439)	(69)	(218)	4,475

(Loss) Income from continuing operations	(1,234)	376	(537)	8,523

Discontinued operations:
Loss on disposal of discontinued segments, net of tax	—	—	—	(819)

Loss from discontinued operations	—	—	—	(819)

Net (loss) income	$(1,234)	$376	$(537)	$7,704

Basic (loss) earnings per common share:
Continuing operations	$(0.08)	$0.02	$(0.03)	$0.53
Discontinued operations	—	—	—	(0.05)

Net (loss) income	$(0.08)	$0.02	$(0.03)	$0.48

Diluted (loss) earnings per common share:
Continuing operations	$(0.08)	$0.02	$(0.03)	$0.52
Discontinued operations	—	—	—	(0.05)

Net (loss) income	$(0.08)	$0.02	$(0.03)	$0.47

Weighted average common shares outstanding	16,029	16,157	16,078	16,105
Weighted average common shares and equivalents outstanding	16,029	16,398	16,078	16,229

Summary of Segment Information

In thousands

	Quarter Ended December 31,		Year Ended December 31,
	2004	Restated 2003	2004	Restated 2003
	(Unaudited)	(Unaudited)
Net Sales

Thermal/Acoustical	$48,550	$37,998	$183,353	$168,444
Filtration/Separation	19,946	18,110	81,200	74,851
Other Products and Services	7,704	7,306	29,870	29,817
Reconciling Items	(577)	(303)	(1,986)	(1,727)

Consolidated Totals	$75,623	$63,111	$292,437	$271,385

Operating Income

Thermal/Acoustical	$866	$2,486	$7,269	$19,669
Filtration/Separation	1,353	1,342	11,045	8,792
Other Products and Services	653	320	2,457	2,033
Reconciling Items	(4,406)	(3,718)	(20,446)	(16,645)

Consolidated Totals	$(1,534)	$430	$325	$13,849

Certain Income Statement and Segment amounts for the quarter and year ended December 31, 2003 have been adjusted to reflect the restatement of account balances, which resulted from the Company’s change in accounting method for operations that were previously using the last-in, first-out (LIFO) method to value inventory to the first-in, first-out (FIFO) method. The total impact of this restatement increased income for the quarter and year ended December 31, 2003 by approximately $0.2 million.

Lydall News Release	March 1, 2005

Financial Position

In thousands except ratio data

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$1,580	$3,008
Working capital	$54,249	$55,116
Total debt	$38,113	$25,977
Stockholders’ equity	$144,504	$143,596
Total capitalization	$182,617	$169,573
Current ratio	2.17	2.61
Total debt to total capitalization	0.21	0.15

Certain December 31, 2003 Balance Sheet amounts have been adjusted to reflect the restatement of account balances, which resulted from the Company’s change in accounting method for operations that were previously using the last-in, first-out (LIFO) method to value inventory to the first-in, first-out (FIFO) method.

Cash Flows

In thousands

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)
Cash provided by operating activities	$1,723	$6,655	$18,139	$21,293
Cash used for investing activities	$(2,947)	$(5,531)	$(21,937)	$(18,241)
Cash provided by (used for) financing activities	$735	$946	$2,643	$(1,860)
Depreciation and amortization	$3,844	$3,676	$16,281	$13,393
Capital expenditures	$3,172	$3,015	$24,678	$15,852

Common Stock Data

Quarter Ended December 31,

	2004	2003
High	$12.01	$13.88
Low	$8.94	$10.19
Close	$11.86	$10.19

1,240,500 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the fourth quarter of 2004.

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